JordenBurt
1025 Thomas Jefferson Street, N.W.
Suite 400 East
Washington, D.C. 20007-0805
(202)965-8100
Telecopier: (202) 965-8104
                                 April 25, 2002



Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway
San Mateo, California 94403

Ladies and Gentlemen:

      You have requested our opinion as to the Federal income tax consequences of the transactions (the "Reorganizations") pursuant to which three investment portfolios of the Franklin Templeton Variable Products Series Fund ("VIP Trust") (collectively, the "Acquired Funds") will each be merged into one of three other portfolios of the VIP Trust which have generally similar investment objectives (collectively, the "Acquiring Funds") as follows:

ACQUIRED FUNDS                        ACQUIRING FUNDS
--------------                        ---------------
Franklin Global Health Securities     Franklin Small Cap Fund
Fund

Franklin Natural Resources            Franklin Growth and Income
Securities Fund                       Securities Fund

Templeton International Smaller       Templeton International
Companies Fund                        Securities Fund

      This opinion is intended solely for delivery to the VIP Trust, on behalf of the Acquired Funds, the Acquiring Funds, and their applicable shareholders. Only the Trust, the Acquired Funds, the Acquiring Funds, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or Internal Revenue Service (the "IRS") position with respect to the issues addressed herein.

      We have examined and are familiar with such documents, records and other instruments relating to the Reorganizations and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Plans of Reorganization dated November 20, 2001 (the "Plans") and the Registration and Proxy Statements filed on November 21, 2001 and November 22, 2001 with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Reorganizations (the "Registration/Proxy Statements").

      In rendering this opinion, we have assumed that the Reorganizations will be carried out pursuant to the terms of the Plans, that factual statements and information contained in the Registration/Proxy Statements, and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganizations. In rendering this opinion, we have also relied on the assumptions stated below, and we have assumed that such representations and facts are correct in all material respects as of the date hereof and will remain correct at the Effective Time of the Reorganizations.

ASSUMPTIONS

      1. The VIP Trust is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the Investment Company Act of 1940 ("1940 Act").

      2. Each of the Acquired Funds has been a separate regulated investment company ("RIC") under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code") since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganizations.

      3. Each of the Acquiring Funds has been a RIC within the meaning of
Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganizations.

      4. The Board of Trustees of the VIP Trust, on behalf of each of the Acquired Funds and the Acquiring Funds, has determined, for valid business reasons, that it is advisable to combine the assets of the Acquired Funds into corresponding Acquiring Funds, and the Board of Trustees has adopted the Plans, subject to, among other things, approval by shareholders of the Acquired Funds.

      5. The shareholders of the Acquired Funds approved the Plans on February 26, 2002 and the Reorganizations will take place at the close of business on the New York Stock Exchange on April 30, 2002, or on such other date as is determined by the Board (the "Effective Time").

      6. For the taxable year ending at the Effective Time, each Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its Class 1 and Class 2 shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Effective Time. Any cash dividends shall be automatically reinvested in additional shares of the corresponding class of the Acquired Fund.

      7. At the Effective Time, each Acquired Fund shall transfer all of its assets to the corresponding Acquiring Fund in exchange for which the Acquiring Fund shall simultaneously assume all of the liabilities of the Acquired Fund and shall issue to the Acquired Fund Class 1 and Class 2 shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value, in the case of the Acquiring Fund's Class 1 shares, to the net asset value of the Acquired Fund attributable to the Acquired Fund's Class 1 shares and, in the case of the Acquiring Fund's Class 2 shares, the net asset value of the Acquired Fund attributable to the Acquired Fund's Class 2 shares.

      8. At the Effective Time, each Acquired Fund immediately shall distribute to each holder of its outstanding shares the number of Class 1 or Class 2 shares of the Acquiring Fund (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the same class of the Acquired Fund (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Effective Time, such values to be determined by the net asset values per share of the appropriate class of the Acquired Fund and the Acquiring Fund at the Effective Time, in exchange for and in cancellation of the shareholder's shares of the Acquired Fund.

      9. The distribution to the shareholders of the Acquired Fund shall be accomplished by establishing an account on the share records of the Acquiring Fund in the name of each registered shareholder of the Acquired Fund, and crediting that account with a number of shares of the appropriate class of the Acquiring Fund determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Acquired Funds will cease to own shares of the Acquired Funds and will instead own shares of Class 1 or Class 2 of the corresponding Acquiring Fund having an aggregate net asset value equal to all Class 1 and Class 2 shares of the Acquired Fund at the Effective Time.

      10. Each Acquired Fund shall terminate automatically immediately after the Effective Time.

      11. The shareholders of record of the shares of each Acquired Fund and each Acquiring Fund are separate accounts of insurance companies, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by such insurance companies. The owners of such contracts ("Contract Owners") have instructed the insurance companies, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of such insurance company separate accounts which invest in the shares of the Acquired Funds or the Acquiring Funds.



OPINIONS

      Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

      1. The Reorganizations contemplated by the Plans will not qualify as tax-free "reorganizations" under the Internal Revenue Code of 1986, as amended.

      2. The transfer of the assets of each Acquired Fund to the corresponding Acquiring Fund in exchange for voting stock of the Acquiring Fund that is to be distributed to the shareholders of the Acquired Fund, will be treated as a sale of assets by the Acquired Fund and each Acquired Fund will recognize gain or loss on each of the transferred assets in an amount equal to the difference between (i) the fair market value of such assets, and (ii) the adjusted basis of such assets.

      3. The taxable year of each Acquired Fund will end as of the close of business on the day of the Reorganization.

      4. Each Acquired Fund will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its capital gains and therefore will not incur any federal income tax liability for its last complete taxable year ending on the date of the Reorganization.

      5. Under Section 1032 of the Code, no gain or loss will be recognized by any of the Acquiring Funds on their receipt of assets of the corresponding Acquired Fund in exchange for the Acquiring Fund's voting stock and assumption of the Acquired Fund's liabilities.

      6. Under Section 1012 of the Code, the basis to each Acquiring Fund of the assets of each corresponding Acquired Fund transferred to it will be the fair market value of such assets as of the Effective Time.

      7. Because none of the special rules of Section 1223 of the Code will apply, the holding period for assets of an Acquired Fund transferred to its corresponding Acquiring Fund in the Reorganizations will start as of the Effective Time.

      8. Each shareholder of an Acquired Fund will receive dividend income to the extent of its share of all dividends declared and paid by such Acquired Fund, including the dividend described in Assumption 6 that is to be declared and paid immediately before the Effective Time.

      9. Each shareholder of an Acquired Fund will also recognize gain or loss on the receipt of shares of the voting stock of an Acquiring Fund in exchange for shares of the corresponding Acquired Fund equal to the difference between
(i) the fair market value of the Acquiring Fund's shares, and (ii) the Acquired Fund shareholder's adjusted basis for its shares in the Acquired Fund.

      10. Under Section 1012 of the Code, the basis to each shareholder of an Acquired Fund for the shares of an Acquiring Fund received in exchange for its shares of the corresponding Acquired Fund will be the fair market value of the shares of the Acquiring Fund as of the Effective Time.

      11. Because none of the special rules of Section 1223 of the Code will apply to the stock exchanges` pursuant to the Reorganizations, an Acquired Fund shareholder's holding period for voting stock of a corresponding Acquiring Fund will start as of the Effective Time.

      12. No gain or loss will be recognized by any Contract Owner as a result of the Reorganizations.

      We are not expressing an opinion as to any aspect of the Reorganizations other than those opinions expressly stated above.

      As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of the VIP Trust or the respective shareholders.

      We hereby consent to the filing of this opinion as an exhibit to the Registration/Proxy Statements on Form N-14.

                                Very truly yours,


                               /s/ Jorden Burt LLP
                                 Jorden Burt LLP